UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 15, 2024

S&P Global Inc.

(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

55 Water Street, New York, New York 10041
(Address of Principal Executive Offices) (Zip Code)

(212) 438-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which registered
Common stock (par value $1.00 per share)	SPGI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
            Emerging growth company                ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                             ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2024, S&P Global Inc. (the "Company") announced the appointment of Eric Aboaf, age 60, as Chief Financial Officer. Mr. Aboaf's appointment is anticipated to become effective in February of 2025 and in no event later than March 25, 2025.

Mr. Aboaf has been Chief Financial Officer of State Street Corporation since 2016 and Vice Chairman of the same since 2022. In these roles, he was responsible for the company’s global financial strategy and finance functions, including treasury, accounting, tax, reporting, strategy and M&A, and investor relations, and he also oversaw its Markets and Financing business. Prior to that, he served as Chief Financial Officer of Citizens Financial Group and prior to that held various leadership roles in finance at Citigroup.

Mr. Aboaf will receive an annual base salary from the Company of $825,000. He will participate in the Company’s Key Executive Short-Term Incentive Compensation Plan with a target incentive opportunity of $1,800,000, and his award for 2025 shall be prorated based on the number of days in 2025 that he is employed with the Company. He also will receive annual equity-based awards for 2025, with a target incentive opportunity of $6,500,000, of which a portion will be granted as performance share units ("PSUs") and a portion as time-based restricted stock units ("RSUs"), as determined by the Compensation and Leadership Development Committee of the Company's Board of Directors (the "Compensation Committee"). Mr. Aboaf will be eligible to receive all benefits that are generally made available to all employees of the Company at comparable levels.

In light of the compensation from his current employer that he will be forfeiting, Mr. Aboaf will receive a one-time signing bonus in the amount of $2,400,000, payable within sixty days of his start date. Such one-time signing bonus is subject to repayment if Mr. Aboaf voluntarily separates from the Company or he is terminated for misconduct, in each case, within twelve months of his start date. In addition, in lieu of equity awards from his current employer that he will be forfeiting, following his start date, Mr. Aboaf will receive a one-time equity award in the amount of $5,900,000 (the "Equity Award") comprised of RSUs and PSUs, subject to his providing documentation of such equity forfeitures by his prior employer. Such Equity Award will be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and the associated award agreements. The RSU portion of the Equity Award will have a grant value of $1,770,000, which amount shall be converted into a number of units using the ten-day average closing price of the Company’s common stock preceding the grant date and will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to continued employment through each vesting date. The PSU portion of the Equity Award will have target value of $4,130,000, which amount shall be converted into a target number of units using the ten-day average closing price of the Company’s common stock preceding the grant date and will vest at the end of a three-year performance period, subject to achievement of financial performance metrics determined by the Compensation Committee. Following the fifth anniversary of Mr. Aboaf's start date and subject to remaining in good standing with the Company, for any outstanding RSUs and PSUs whose grant date is at least one year prior to Mr. Aboaf's retirement date, he shall be eligible for continued vesting on the original payment date, subject to the terms and conditions of the applicable award, with payout on any PSU award to be based on actual performance for such PSU award. The foregoing treatment takes precedence over any language in the Senior Executive Severance Plan or any other document or agreement that would cause Mr. Aboaf to lose more than one year of any unvested or outstanding award.

There are no family relationships between Mr. Aboaf and any director or executive officer of the Company, and there are no relationships or related transactions between Mr. Aboaf and the Company required to be reported. State Street Corporation is not a parent, subsidiary or other affiliate of the Company.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing the foregoing appointment is attached hereto as Exhibit 99 and is incorporated by reference in this Item 7.01. Pursuant to general instruction B.2 to Form 8-K, the information furnished pursuant to Item 7.01, including Exhibit 99, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished with this report:

(99)    Press Release of the Registrant, dated October 15, 2024.
(104)    Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

S&P Global Inc.

/s/	Alma Rosa Montanez
By:	Alma Rosa Montanez
Assistant Corporate Secretary & Chief Corporate Counsel

Dated: October 15, 2024